Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 - 333-230747) of Target Hospitality Corp.,
(2)	Registration Statement (Form S-3 - 333-230795) of Target Hospitality Corp., and
(3)	Registration Statement (Form S-8 - 333-231621) pertaining to the 2019 Incentive Award Plan of Target Hospitality Corp.;

of our report dated March 31, 2021, except for the impact of the matter discussed in Note 2 – Restatement of Previously Issued Consolidated Financial Statements, as to which the date is May 24, 2021, with respect to the consolidated financial statements of Target Hospitality Corp. included in this Annual Report (Form 10-K/A) for the year ended December 31, 2020.

/s/ Ernst & Young LLP

Houston, Texas

May 24, 2021